Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Contact:

Mark L. Abbate

EVP & Chief Financial Officer

(888) 578-7282

Service Bancorp, M.H.C. Corporators Approve Merger Agreement with Middlesex Savings Bank

Medway, MA, April 28, 2009 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced today that, at an adjourned Special Meeting of Corporators that was reconvened today, the corporators of Service Bancorp, M.H.C. (“Service MHC”), the mutual holding company parent of Service Bancorp, Inc., approved the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 8, 2008 and amended March 18, 2009, among Middlesex Savings Bank and Service Bancorp, Inc., Service MHC and Strata Bank. The Special Meeting of Corporators was adjourned on April 23, 2009 in order to allow various corporators who were unavailable on that date the opportunity to vote.

Approval of the Merger Agreement required the affirmative vote of at least two-thirds of the seventy-two corporators of Service MHC. Fifty-one corporators, or 70.8% of the corporators of Service MHC, voted at the Special Meeting, with all voting in favor of the Merger Agreement.

The transaction remains subject to several conditions, including the receipt of regulatory approvals, and the approval of two-thirds of the corporators of Middlesex Bancorp, MHC, a mutual holding company which Middlesex is expected to form (subject to receipt of required approvals) prior to the consummation of the transactions contemplated by the Merger Agreement.

Forward Looking Information

This press release contains forward-looking information, including information concerning Service Bancorp, Inc. and expectations concerning the mergers of Service Bancorp, M.H.C. and Service Bancorp, Inc. with and into Middlesex Bancorp, MHC. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Service Bancorp, Inc.’s actual results or performance to be materially different from the results and performance expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning Service Bancorp, Inc.’s belief, expectations or intentions concerning Service Bancorp, Inc.’s future performance and the likelihood that the mergers of Service Bancorp, Inc. and Service Bancorp, M.H.C. will in fact occur in a timely manner. These statements reflect Service Bancorp, Inc.’s current views. They are based on numerous assumptions and are subject to numerous risks and uncertainties relating to the mergers, including obtaining all requisite regulatory approvals in a timely fashion, absence of a material adverse effect on Service Bancorp, Inc., satisfaction of all other conditions to the mergers and timely closing of the mergers by both parties.